Exhibit 99.1

Hazardous Environment
Detection Solutions
www.raesystems.com
3775 North First Street
San Jose, CA 95134
Main: 408-952-8200
Fax: 408-952-8480

October 17, 2006
Mr. Randy Gausman
1856 Eagle Peak Avenue
Clayton, CA 94517
Dear Randy,
I am pleased to extend an offer of employment with RAE Systems, Inc., as Vice President & Chief Financial Officer, reporting to Robert Chen, effective October 30, 2006. Your salary will be $ 8,655.00 bi-weekly, or $225,030.00 if annualized. In addition you will be eligible for our 2007 Management Incentive Plan with a target bonus of 30% of your base salary or $67,509.00. The Board of Directors will set the goals for our 2007 Plan year. You are entitled to all Company benefits as are all full time employees.
Subject to the approval of the Board of Directors, you will be granted 200,000 shares of company stock at the Fair Market Value (FMV) on October 30, 2006, provided that your employment commences on such date. The terms of this grant, which is specified in the Company’s stock option plan, include a vesting period of four years beginning with the date of your grant.
This position and all other positions at the company are intended to be “at will” positions under California law and can be terminated with or without cause and with or without notice at any time by either you or the company.
This Offer of Employment is good until Wednesday, October 18, 2006 at 12:00 PM PDT, if you have not made a decision by this time this job offer will be rescinded. Please sign the offer letter and return it to me.
If you have any questions, please feel free to contact me at (408) 952-8444.
Sincerely,
/s/ Gregory J. Vervais
Gregory J. Vervais
Vice President &
Chief Human Resources Officer

Accepted:	Date
Randall K. Gausman

/s/ Randall K. Gausman	10/17/2006